Exhibit 99.1

Media Contact:     Lisa Haines

818.676.7912

lisa.j.haines@health.net

Investor Contact: David Olson

818.676.6978

david.w.olson@health.net

HEALTH NET’S FIRST QUARTER EPS

CLIMBS TO $.57 PER SHARE

Expanding Margins, Solid Health Plan and TRICARE Performance Highlight Results

                LOS ANGELES, May 5, 2003 — Health Net, Inc. (NYSE:HNT) today announced that 2003 first quarter earnings per diluted share climbed 43 percent to $.57, compared with $.40 in the first quarter of 2002.

Health Net reported net income of $68,229,000 in the first quarter of 2003.  Net income in the first quarter of 2002 amounted to $49,814,000, or $.40 per diluted share, including a $.07 per share impact of goodwill impairment charges associated with the adoption of SFAS No. 142 in the first quarter of 2002.

                Highlights of the first quarter of 2003 included:

•                  Total Health Plan enrollment increased by 139,000 members compared to the first quarter of 2002, excluding the loss of CalPERS membership as of January 1, 2003;

•                  The company’s margin on Earnings Before Interest expense, Taxes, Depreciation, Amortization, Net Investment Income and Asset impairment and restructuring charges (EBITDA) improved 43 basis points to 4.5 percent compared with the first quarter of 2002.  Pretax margin was 4.1 percent for the first quarter of 2003, a 42 basis point improvement compared with the first quarter of 2002.  A reconciliation of EBITDA margin to pretax margin is presented in a reconciliation table at the end of this news release;

•                  Operating cash flow of $81,823,000, an improvement of $114,995,000 compared with the first quarter of 2002 and consistent with the levels of net income plus depreciation and amortization in the period;

•                  A Health Plan Medical Care Ratio (MCR) of 83.3 percent, an improvement of 47 basis points compared to the same period last year;

•                  An Administrative Ratio of 10.6 percent for the period, a 22 basis point improvement over the same period last year, while funding the company’s systems consolidation effort;

•                  A Debt-to-Total Capital ratio of 23.5 percent, below the company’s stated target of 30 percent and down from 29.8 percent at the end of the first quarter of 2002;

•                  Return on Equity (ROE) of 22.1 percent, exceeding the company’s 20 percent target for the third consecutive quarter (a table showing the calculation of ROE is presented at the end of this news release);

•                  The repurchase of 3,478,600 shares of the company’s common stock during the quarter.  The company has repurchased 10,148,200 shares through March 31, 2003 under the stock repurchase program announced on May 2, 2002;

•                  Reserves for claims and other settlements were $1,114,687,000 as of March 31, 2003, an increase of $86,756,000 compared with the end of 2002’s first quarter.  Days in claims payable were 52.0, consistent with the company’s expectations as claims payment cycles improve; and

•                  Prior year health plan claim reserves released in the first quarter of 2003 amounted to less than one-tenth of 1 percent of incurred health plan health care costs for the 12 months ended March 31, 2003.

“We believe these results speak to our focus on profitable enrollment growth, increasing G&A efficiencies and the prudent use of cash to benefit stockholders,” said Jay Gellert, president and chief executive officer of Health Net.

“We are especially pleased with the substantial improvements in our Arizona health plan and our behavioral health subsidiary compared with the first quarter of last year,” Gellert added.

Revenues

                Health Net’s total revenues rose 9.8 percent in the first quarter of 2003 to $2,713,021,000 from $2,469,818,000 in the first quarter of 2002.  Health plan services revenue climbed 6.9 percent to $2,234,568,000 compared to $2,090,317,000 for the first quarter of 2002.

Health plan services revenue gains of 6.9 percent in the first quarter of 2003 compared with the same period in 2002 were the result of higher commercial, Medicare and Medicaid premium yields across the company’s health plans.  The overall premium yield per member per month (PMPM) in the first quarter of 2003 rose 8.7 percent.  The premium yield on commercial rose by 14.2 percent compared to the first quarter of 2002.

Overall, commercial enrollment declined by 3.6 percent, or approximately 98,800 members, in the first quarter of 2003 compared to the same period in 2002, due to Health Net’s January 1, 2003 exit from the CalPERS account which resulted in the loss of approximately 175,000 members.  Excluding the impact of CalPERS, overall commercial enrollment grew by 3.2 percent from the first quarter of 2002, and California commercial enrollment grew by 134,000 members.  The majority of the overall commercial growth came in the small group market that grew by 14.7 percent compared with the first quarter of 2002.  New products and improved broker relationships fueled this growth.

“We continue to believe that small group and mid-market in California offer excellent opportunities going forward,” Gellert commented.

In the first quarter of 2003, Health Net’s Government contracts revenue rose 29.8 percent from the prior year’s first quarter, reaching $453,556,000.  This significant rise was due to higher change order volume, higher prices on new option periods, and an increase in risk sharing of higher health care costs.  The higher costs were primarily the result of deployment of reservists in support of the nation’s heightened military activity.  In addition, an increased number of enrollees sought care in the private sector as many military health care professionals were deployed out of the country.  As more care is provided in the private sector, contract costs and revenues rise.

“We are proud of our participation in the TRICARE program as we support our troops overseas and at home,” Gellert said.

Other income decreased by $2,605,000 compared to the first quarter of 2002, primarily due to the sale of a claims processing subsidiary in the second quarter of 2002.

In the first quarter of 2003, net investment income was $13,075,000, a decrease of  $2,497,000 from the comparable prior year quarter, primarily due to the lower interest rate environment in 2003 compared to 2002.

Health Care Costs

                Overall PMPM health plan health care costs rose by 8.1 percent in the first quarter of 2003 compared to the first quarter of 2002.  Continuing 2002’s favorable trends, the 2003 first quarter health plan MCR improved by 47 basis points from the first quarter of 2002 to 83.3 percent.

                “We believe that seasonal patterns helped, but we also see that our commercial pricing discipline is contributing to consistent and predictable MCR trends,” Gellert explained.

Government Contracts Costs

The Government contracts cost ratio, at 96.5 percent, improved by 65 basis points compared to the first quarter of 2002.  The improved performance was the result of higher pricing on new option periods and higher change order volume.

Administrative Expenses

                In the first quarter of 2003, Health Net’s administrative ratio (G&A plus depreciation) dropped by 22 basis points year-over-year to 10.6 percent.  Total general, administrative and depreciation expenses were $239,174,000 in the period.  The company’s focus on expense controls helped drive the ratio lower in the period, even as spending on operational and systems consolidation projects continued.

“Our Health Net One project is now more than 40 percent complete and we are encouraged that we are on schedule and on budget with this vital effort,” Gellert commented.

“We are pleased to announce that the conversion of Arizona to the Health Net One claims system was successfully completed approximately 10 days ago, slightly ahead of schedule,” he added.

                Health Net’s selling expenses increased by $6,612,000 to $54,636,000 compared to $48,024,000 in the same period in 2002, consistent with the strong growth in broker-driven segments such as small group.  The selling cost ratio was 2.4 percent for the first quarter of 2003, higher by 15 basis points over the same period last year.

Balance Sheet Highlights

                Health Net’s balance sheet continued to strengthen in the first quarter of 2003, as it has consistently over the past several years.

Cash and investments as of March 31, 2003 stood at $1,777,258,000 compared with $1,850,139,000 at the end of 2002.  Continued share repurchase activity, an increase in the TRICARE receivable and the timing of Medicare payments were the primary reasons for the decrease of cash and investments in the quarter.

The TRICARE receivable increased by $64,401,000 from the end of 2002 to $142,805,000.  “This increase was a consequence of heightened military activity as a result of the war in Iraq.  We expect the receivable to remain in the $120 - $150 million range through the third quarter of this year,” Gellert added.

Debt remained essentially unchanged from the fourth quarter of 2002, and down by $120,067,000 from March 31, 2002, as the company reduced the outstanding balance on its revolving debt to zero in the third quarter of 2002.  The debt-to-total capital ratio stood at

23.5 percent, well below the company’s target of 30 percent.  The debt-to-total capital ratio at the end of the first quarter of 2002 was 29.8 percent.

Reserves for claims and other settlements increased by $78,582,000 at the end of the first quarter of 2003 versus the end of the fourth quarter of 2002.  Compared to the first quarter of 2002, days claims payable declined by less than two days, ending the quarter at 52.0 days.  The company’s prior-period claims adjustment was only 0.1 percent of its most recent 12 months of incurred claims.  The company believes that it is reserving at appropriate levels.

                “We believe our reserves are consistent with our goals of accuracy and moderate conservatism,” Gellert said.

Cash Flow Strong

                Cash flows from operations in the first quarter of 2003 amounted to $81,823,000 compared to negative cash flow of $33,172,000 in the first quarter of 2002, representing an increase of $114,995,000.

“Our strong cash flow demonstrates that we have improved cash management with a focus on improving cash generation.  This strong cash performance enabled us to continue to repurchase shares under our stock repurchase program,” Gellert noted.

Health Net repurchased 3,478,600 shares of its common stock in the first quarter of 2003.  Since the inception of its $250 million stock repurchase program (net of exercise proceeds and tax benefits from the exercise of employee stock options) in May 2002, Health Net has repurchased 10,148,200 shares at an average price of $24.83 through March 31, 2003.  The company, with approximately $128 million in remaining authority, expects to continue repurchasing shares from time to time in open market purchases or privately negotiated transactions under this program.

Recent Developments

                On March 18, 2003, Health Net announced that it will withdraw its commercial health plan from the commercial market in the Commonwealth of Pennsylvania effective September 30, 2003.  Coverage for Health Net members enrolled in the Federal Employee Health Benefit Plan (FEHBP) will continue until December 31, 2003.

                On April 7, 2003, Health Net announced the sale of its dental subsidiary to SafeGuard Health Enterprises, Inc.  In addition, SafeGuard and Health Net have entered into a Letter of Intent, under which SafeGuard will acquire Health Net’s vision subsidiary.  The transaction is expected to close in the fourth quarter of 2003, subject to regulatory approval and other customary conditions.

Outlook

                Based on currently available information, Health Net expects its improving performance to continue throughout 2003.  Accordingly, the company believes that earnings for the full year of 2003 in a range between $2.56 to $2.60 per share is a reasonable estimate.  The company had previously issued guidance for a range of between $2.48 and $2.52 per share for 2003.

                The company further expects quarterly earnings improvement throughout 2003.  This improvement will be consistent with the company’s overall guidance for the full year and with the expectation of increasing quarterly percentage gains in each of the second, third and fourth quarters of 2003 when compared with the same quarters in 2002.

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties.  All statements other than statements of historical information provided herein may be deemed to be forward-

looking statements.  Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements.  Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Cautionary Statements” section included within the Company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the Company’s other filings with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

As previously announced, Health Net will discuss the company’s first quarter results during a conference call with investors on Monday, May 5, 2003, at approximately 11:00 a.m. EDT.  To listen to the call, please dial 719.457.2665, code 471169.  A live webcast and replay of the conference call will also be available at www.health.net.  The conference call webcast is open to all interested parties.  A replay of the conference call will be available following the call on Monday, May 5 through Friday, May 9, 2003 by dialing 719.457.0820, code 471169.

In addition, the company is hosting its annual investor conference on May 22, 2003 at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York.  The conference will begin at approximately 8:00 a.m. EDT and conclude no later than 3:00 p.m. EDT.  For those unable to attend in person, the conference will also be accessible via Internet webcast and telephone conference call.  To join the conference call, dial 719.457.2600, code 515984.  For the webcast, please go to www.health.net and click on the Investor Conference link.  Interested investors may also contact Health Net at 818.676.8684 for details or to RSVP.

Health Net, Inc. is one of the nation’s largest publicly traded managed health care companies.  Its mission is to help people be healthy, secure and comfortable.  The company’s HMO, insured PPO and government contracts subsidiaries provide health benefits to approximately 5.3 million individuals in 15 states through group, individual, Medicare, Medicaid and TRICARE programs.  Health Net’s subsidiaries also offer managed health care products related to behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.health.net.

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Health Net, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	First Quarter Ended March 31,		Second Quarter Ended June 30,	Third Quarter Ended September 30,		Fourth Quarter Ended December 31,	First Quarter Ended March 31,
	2002		2002	2002		2002	2003
REVENUES:
Health plan services premiums	$2,090,317		$2,106,110	$2,172,607		$2,215,384	$2,234,568
Government contracts	349,502		368,660	377,439		403,088	453,556
Net investment income	15,572		15,318	18,214		16,457	13,075
Other income	14,427		15,876	9,390		13,182	11,822
Total revenues	2,469,818		2,505,964	2,577,650		2,648,111	2,713,021

EXPENSES:
Health plan services	1,750,903		1,769,753	1,799,629		1,841,235	1,861,190
Government contracts	339,421		356,885	366,873		387,629	437,542
General and administrative	215,176		204,484	212,446		225,095	224,163
Selling	48,024		46,688	50,843		54,209	54,636
Depreciation	13,478		15,132	17,154		16,068	15,011
Amortization	2,786		2,847	1,734		993	669
Interest	10,189		10,338	9,837		9,862	9,762
	2,379,977		2,406,127	2,458,516		2,535,091	2,602,973
Asset impairment and restructuring charges	—		—	12,167	(c)	48,170 (e)	—
Net loss on assets held for sale and sale of businesses	—		2,600 (b)	2,400	(d)	—	—
Total expenses	2,379,977		2,408,727	2,473,083		2,583,261	2,602,973
Income from operations before income taxes and cumulative effect of a change in accounting principle	89,841		97,237	104,567		64,850	110,048
Income tax provision	31,086		32,502	35,543		19,797	41,819
Income before cumulative effect of a change in accounting principle, net of tax	58,755		64,735	69,024		45,053	68,229
Cumulative effect of a change in accounting principle, net of tax	(8,941	)(a)	—	—		—	—
Net income	$49,814		$64,735	$69,024		$45,053	$68,229

Basic earnings per share:
Income from operations	$0.47		$0.52	$0.55		$0.37	$0.57
Cumulative effect of a change in accounting principle	(0.07)		—	—		—	—
Net	$0.40		$0.52	$0.55		$0.37	$0.57
Diluted earnings per share:
Income from operations	$0.47		$0.51	$0.55		$0.36	$0.57
Cumulative effect of a change in accounting principle	(0.07)		—	—		—	—
Net	$0.40		$0.51	$0.55		$0.36	$0.57

Diluted earnings per share before other items:
Income from operations — Diluted	$0.47		$0.51	$0.55		$0.36	$0.57
Asset impairment and restructuring charges	—		—	0.06	(c)	0.24 (e)	—
Net loss on assets held for sale and sale of businesses	—		0.01 (b)	0.01	(d)	—	—
Net income before other items	$0.47		$0.52	$0.62		$0.60	$0.57
Weighted average shares outstanding:
Basic	123,871		125,620	124,963		122,444	118,972
Diluted	126,101		127,800	126,091		123,999	120,577
Ratios:
Health plan services MCR	83.8%		84.0%	82.8%		83.1%	83.3%
Government contracts cost ratio	97.1%		96.8%	97.2%		96.2%	96.5%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	10.9%		10.3%	10.5%		10.8%	10.6%
Selling costs ratio (Selling costs / HP serv rev)	2.3%		2.2%	2.3%		2.4%	2.4%
Days claims payable	53.5		51.8	52.8		52.8	52.0

Health Net, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2002	2002	2002	2002	2003
ASSETS
Current Assets
Cash and cash equivalents	$688,215	$672,978	$827,036	$841,164	$869,340
Investments — available for sale	957,576	953,591	930,065	1,008,975	907,918
Premiums receivable, net	167,904	167,929	142,737	166,068	130,325
Amounts receivable under government contracts	111,990	128,653	106,291	78,404	142,805
Reinsurance and other receivables	117,597	113,504	100,245	108,147	104,242
Deferred taxes	70,358	74,092	78,319	78,270	77,469
Other assets	85,072	97,099	99,462	91,376	78,103
Total current assets	2,198,712	2,207,846	2,284,155	2,372,404	2,310,202
Property and equipment, net	252,427	253,405	242,705	199,218	197,823
Goodwill, net	762,360	762,360	762,066	762,066	762,066
Other intangible assets, net	27,727	24,942	23,269	22,339	21,734
Deferred taxes	25,180	18,627	—	—	—
Other noncurrent assets	137,099	139,689	126,953	110,650	163,933
Total Assets	$3,403,505	$3,406,869	$3,439,148	$3,466,677	$3,455,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,027,931	$986,012	$1,077,923	$1,036,105	$1,114,687
Health care and other costs payable under government contracts	227,162	203,741	227,666	224,235	235,758
Unearned premiums	70,697	63,830	62,550	178,120	79,622
Accounts payable and other liabilities	293,670	272,636	268,702	263,590	273,008
Total current liabilities	1,619,460	1,526,219	1,636,841	1,702,050	1,703,075
Revolving credit facility and capital leases	120,067	120,000	—	—	—
Senior notes payable	398,714	398,750	398,785	398,821	398,856
Deferred taxes	—	—	10,886	9,705	8,513
Other noncurrent liabilities	45,181	47,447	46,677	47,052	48,491
Total Liabilities	2,183,422	2,092,416	2,093,189	2,157,628	2,158,935

Stockholders’ Equity
Common stock and additional paid-in capital	672,364	720,642	724,235	730,626	740,296
Restricted common stock	—	1,034	1,913	1,913	5,070
Unearned compensation	—	(914)	(1,672)	(1,441)	(4,617)
Treasury Class A common stock, at cost	(95,831)	(124,201)	(172,072)	(259,513)	(347,825)
Retained earnings	647,567	712,302	781,326	826,379	894,608
Accumulated other comprehensive (loss) income	(4,017)	5,590	12,229	11,085	9,291
Total Stockholders’ Equity	1,220,083	1,314,453	1,345,959	1,309,049	1,296,823
Total Liabilities and Stockholders’ Equity	$3,403,505	$3,406,869	$3,439,148	$3,466,677	$3,455,758

Debt-to-Total Capital Ratio	29.8%	28.3%	22.9%	23.4%	23.5%

Health Net, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)

	First Quarter Ended March 31,	Second Quarter Ended June 30,	Third Quarter Ended September 30,	Fourth Quarter Ended December 31,	First Quarter Ended March 31,
	2002	2002	2002	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$49,814	$64,735	$69,024	$45,053	$68,229
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization and depreciation	16,264	17,979	18,888	17,061	15,680
Loss on assets held for sale and sale of businesses	—	2,600	2,400	—	—
Asset impairments	—	—	10,647	48,170	—
Cumulative effect of a change in accounting principle	8,941	—	—	—	—
Other changes	1,195	3,210	(2,842)	(1,350)	1,675
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable	15,920	(25)	25,192	(23,331)	35,743
Unearned premiums	(96,145)	(6,867)	(825)	115,570	(98,498)
Other assets	22,346	(12,854)	34,010	(820)	18,737
Amounts receivable/payable under government contracts	(43,345)	(40,084)	46,287	24,456	(52,878)
Reserves for claims and other settlements	(26,094)	(40,980)	91,911	(41,401)	78,582
Accounts payable and other liabilities	17,932	(5,634)	(6,136)	(849)	14,553
Net cash (used in) provided by operating activities	(33,172)	(17,920)	288,556	182,559	81,823

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	57,327	19,502	163,462	107,653	27,520
Maturities of investments	73,319	88,998	106,853	90,358	193,664
Purchases of investments	(240,491)	(93,824)	(216,235)	(275,483)	(161,339)
Net purchases of property and equipment	(11,953)	(16,021)	(8,563)	(8,777)	(13,529)
Cash paid from the sale of businesses, net of cash received	—	—	(5,474)	—	—
Restricted investments and other activity	1,634	(1,337)	(11,875)	(1,964)	(16,526)
Net cash (used in) provided by investing activities	(120,164)	(2,682)	28,168	(88,213)	29,790

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	7,072	33,834	3,140	5,478	6,931
Borrowings on credit facility	50,000	—	—	—	—
Repurchases of common stock	—	(28,370)	(45,806)	(85,500)	(90,319)
Repayment of debt and other noncurrent liabilities	(125,115)	(99)	(120,000)	(196)	(49)
Net cash (used in) provided by financing activities	(68,043)	5,365	(162,666)	(80,218)	(83,437)

Net (decrease) increase in cash and cash equivalents	(221,379)	(15,237)	154,058	14,128	28,176
Cash and cash equivalents, beginning of period	909,594	688,215	672,978	827,036	841,164
Cash and cash equivalents, end of period	$688,215	$672,978	$827,036	$841,164	$869,340

Health Net, Inc.
Notes to the Condensed Consolidated Statements

Notes:

(a)                                  Represents impairment of goodwill related to the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets,” net of tax effect of $0.

(b)                                  Represents estimated pretax loss on the sale of EOS claims processing subsidiary completed on July 1, 2002.

(c)                                  Pretax charges for:  $3.6 million in other-than-temporary decline of an investment available for sale, $7.1 million write-off of a transaction related investment, and a $1.5 million true-up for the Q3 2001 restructuring plan.

(d)                                  Represents estimated pretax loss on a property held for sale.

(e)                                  Pretax impairment charge for write-off of investment in MedUnite of $12.4 million and the impairment of IT assets of $35.8 million.

Health Net, Inc.
Dollars in Thousands
Reconciliation of EBITDA Margin to Pretax Margin

		3/31/2003		3/31/2002
		Pretax	EBITDA*	Pretax	EBITDA*
	Operating Income Measure
	Income Before Taxes	$110,048	$110,048	$89,841	$89,841
	Plus: Interest Expense		9,762		10,189
	Plus: Depreciation and Amortization		15,680		16,264
	Less: Investment Income		(13,075)		(15,572)
	Plus: Charges		—		—
(a)	Operating Income Measure	$110,048	$122,415	$89,841	$100,722

	Revenues
	Total Revenues	$2,713,021	$2,713,021	$2,469,818	$2,469,818
	Less: Investment Income	—	(13,075)	—	(15,572)
(b)	Adjusted Revenues	$2,713,021	$2,699,946	$2,469,818	$2,454,246

=(a) / (b)	Margin Calculation	4.1%	4.5%	3.6%	4.1%

* EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, investment income and asset impairment and restructuring charges.  EBITDA should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States nor should it be considered as an indicator of the Company’s overall performance.  EBITDA is a measure commonly used by analysts, investors, and other interested parties in the health care industry; however, our method of calculating EBITDA may be different from the method used by other companies and therefore comparability may be limited.  Health Net uses EBITDA margin as an important indicator of the quality of its operating earnings and believes that this measure gives the reader a more complete understanding of its operating results.

Health Net, Inc.
Dollars in Thousands
Reconciliation of Return on Equity on a Reported versus an Adjusted Basis

		Q1 2002	Q2 2002	Q3 2002	Q4 2002	Q1 2003
	Reported Net Income	49,814	64,735	69,024	45,053	68,229
(a)	4-Quarter Net Income					247,041

	Reported Equity	1,220,083	1,314,453	1,345,959	1,309,049	1,296,823
(b)	5-Quarter Average Equity					1,297,273

= (a) / (b)	Return on Equity — Reported Basis					19.0%

	Adjusted Net Income
	Reported Net Income	49,814	64,735	69,024	45,053	68,229
	FAS 142 Asset Impairment Charge, after-tax	8,941
	Plus: Asset impairment and restructuring charges, after-tax	—	—	8,031	29,551	—
	Plus: Net loss on assets held for sale and sale of businesses, after-tax	—	558	1,584	—	—
	Adjusted Net Income	58,755	65,293	78,640	74,604	68,229
(c)	4-Quarter Adjusted Net Income					286,766

	Reported Equity	1,220,083	1,314,453	1,345,959	1,309,049	1,296,823
(d)	5-Quarter Average Equity					1,297,273

= (c) / (d)	Return on Equity — Adjusted Basis					22.1%

Return on Equity (ROE) represents earnings divided by average equity.  ROE should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States nor should it be considered as an indicator of the Company’s overall performance.  ROE is a measure commonly used by analysts, investors, and other interested parties in the health care industry; however, our method of calculating ROE may be different from the method used by other companies and therefore comparability may be limited.  Health Net uses ROE as an important indicator of the return the company generates for its shareholders and believes that this measure gives the reader a more complete understanding of its operating results.

HEALTH NET, INC.

Medical Covered Lives at March 31, 2003
(in Thousands)

													Insured
	Commercial			Medicare Risk			Medicaid			ASO			Subtotal
	3/03	12/02	3/02	3/03	12/02	3/02	3/03	12/02	3/02	3/03	12/02	3/02	3/03	12/02	3/02

Arizona	115	119	141	37	39	44	—	—	—	—	—	—	152	157	185

California	1,609	1,758	1,656	102	102	108	721	721	675	2	2	2	2,434	2,583	2,440

Connecticut	280	304	319	28	29	30	108	105	93	58	57	61	475	495	503

New Jersey	290	300	287	—	—	—	48	48	47	19	2	2	356	350	336

New York	254	249	247	6	7	6	—	—	—	10	11	11	270	267	264

Oregon	97	79	79	0	—	—	—	—	—	—	—	—	97	79	79

Pennsylvania	32	38	43	—	—	5	—	—	—	—	—	—	32	38	48
Life Companies	0	0	2	—	—	—	—	—	—	—	—	—	0	0	2

Total	2,676	2,847	2,775	173	176	193	877	874	815	89	72	75	3,815	3,969	3,858

Year over Year		(4)%			(10)%			8%			18%			(1)%

Sequential		(6)%			(2)%			0%			25%			(4)%

			Year Over
	3/03	3/02	Year
TRICARE*
Active Duty Dependents	630	598	5%
Retirees	816	827	(1)%
Total TRICARE	1,446	1,425	1%

* Best estimate based on available government data